Exhibit 99.3

News Release

Trustmark Announces Succession Plans

Gerard R. Host to become Executive Chairman

Duane A. Dewey to succeed Host as Chief Executive Officer

Granville Tate, Jr. to assume additional duties as Chief Administrative Officer

Thomas C. Owens to succeed Louis E. Greer as Chief Financial Officer

Jackson, Miss., October 27, 2020 – BusinessWire – The Boards of Directors of Trustmark Corporation (NASDAQ:  TRMK) and Trustmark National Bank announced today that Gerard R. Host will become Executive Chairman of Trustmark Corporation and Trustmark National Bank effective January 1, 2021.  Duane A. Dewey, President and Chief Operating Officer of Trustmark National Bank, will succeed Mr. Host as President and CEO of Trustmark Corporation and CEO of Trustmark National Bank effective January 1, 2021.

Richard H. Puckett, Chairman of the Executive Committee and Lead Director of Trustmark Corporation, commented, “This announcement reflects a thoughtful and deliberate succession planning process overseen by our Board of Directors to ensure a seamless transition of executive leadership at Trustmark.  We are pleased to announce Duane Dewey as incoming CEO and look forward to the company’s continued success.”

“On behalf of the Board, I would like to thank Jerry Host for his leadership, integrity and accomplishments during his 36 years at Trustmark.  During the last 10 years as CEO, Jerry has successfully expanded the franchise and strengthened Trustmark’s commitment to our customers, our associates and the communities we serve.  His strategic vision and commitment have been instrumental to Trustmark’s success.  In his role as Executive Chairman, Jerry will continue to work on issues involving board governance, corporate strategy, corporate development, investor relations, industry engagement and civic leadership,” said Puckett.

Gerard R. Host, Chairman and CEO, commented, “It has been an honor to lead Trustmark alongside our executive team and our family of committed associates as Trustmark has grown to become a leading financial services company in the Southeast Region.  I am pleased that Duane has been selected as my successor and I am confident that he is well-equipped to lead the company and continue to build value for all of our stakeholders.  Duane has a distinguished 35-year career in the financial services industry, including 17 years at Trustmark.  He has served  in a variety of executive management capacities, including most recently as President and Chief Operating Officer of Trustmark National Bank.  Duane is a well-respected leader who understands our organization, its markets and customer base.”

Duane A. Dewey, President and Chief Operating Officer, stated, “I want to thank the Board of Directors for the confidence they have placed in me to lead Trustmark as its next CEO and I’m honored to assume this leadership role.  I also want to thank Jerry Host who has had a positive and meaningful  impact on this company and its associates during his tenure.  We have built a proven leadership team and a strong franchise that is primed for sustainable growth.  I am committed to building upon that foundation and accelerating our pace of progress while sustaining our uncompromising focus on customers, associates, communities and shareholders.  As  incoming CEO, I look forward to continuing to work closely with Jerry in his role as Executive Chairman, our Board, and our strong executive team to advance Trustmark’s strategic priorities.”

Granville Tate, Jr., who serves as Executive Vice President, Chief Risk Officer and General Counsel of Trustmark National Bank, will assume additional responsibilities as the bank’s Chief Administrative Officer effective January 1, 2021.  He remains Secretary of the Boards of Directors of Trustmark Corporation and Trustmark National Bank.  Mr. Tate joined Trustmark in 2015 following a long and distinguished career representing Trustmark at the Brunini Law Firm.

Financial Leadership Succession

Louis E. Greer, Treasurer and Principal Financial Officer of Trustmark Corporation and Chief Financial Officer of Trustmark National Bank, announced that he will retire effective March 1, 2021, following a 33-year career with the organization, including 13 years as CFO. Thomas C. Owens, who has served as Executive Vice President and Bank Treasurer of Trustmark National Bank since 2013, will succeed Mr. Greer as Treasurer and Principal Financial Officer of Trustmark Corporation and Chief Financial Officer of Trustmark National Bank effective March 1, 2021.  George T. (“Tom”) Chambers, Jr., who has served as Controller of Trustmark National Bank since 2007, will become Principal Accounting Officer of Trustmark Corporation and Executive Vice President and Chief Accounting Officer of Trustmark National Bank effective March 1, 2021.  Maria L. Sugay, who serves as Executive Vice President and Co-Treasurer of Trustmark National Bank, will succeed Mr. Owens as Bank Treasurer effective March 1, 2021.  Ms. Sugay, with extensive experience in asset liability and treasury management at larger financial institutions, joined Trustmark in June 2020.

Host commented, “Louis Greer has served Trustmark with incomparable commitment for more than three decades, including the last 13 years as our CFO.  We appreciate his many accomplishments, including oversight of capital management as well as disciplined expense management processes.  Louis has developed a strong finance team.  We are delighted that Tom Owens will become our next CFO and Tom Chambers our new Chief Accounting Officer.  We also welcome Ria Sugay to Trustmark and look forward to her contributions to our company.”

About Trustmark

Trustmark is a financial services company providing banking and financial solutions through 187 offices in Alabama, Florida, Mississippi, Tennessee and Texas.

Trustmark Investor Contacts:

Louis E. Greer

Treasurer and Principal Financial Officer

601-208-2310

F. Joseph Rein, Jr.

Senior Vice President

601-208-6898

Trustmark Media Contact:

Melanie A. Morgan

Senior Vice President

601-208-2979